FOR FURTHER INFORMATION CONTACT:
                                   ELAINE D. CROWLEY
                                   SR.  VICE PRESIDENT, CHIEF FINANCIAL OFFICER
                                   (817) 347-8200

               BOMBAY ANNOUNCES 38% INCREASE IN FISCAL 2003 EARNINGS


FOR IMMEDIATE RELEASE - MARCH 17, 2004

           FORT WORTH, TEXAS - The Bombay Company,  Inc.  (NYSE-BBA)  announced that  earnings for the year ended January 31, 2004 were $10.0 million or  $0.28 per diluted  share  compared  to  earnings of $7.2 million or $0.22 per diluted
share for the prior fiscal year.    For the fourth quarter, earnings were $12.1
million or $0.33 per diluted share compared  to  $13.8  million  or  $0.41  per diluted share for the quarter ended February 1, 2003.

   For the year ended January 31, 2004, revenue increased 21% to $596.4 million
compared  to  $494.0  million  for  the  prior  fiscal year.   Same store sales
increased 13% for the year while revenue from non-store  activity  increased to
8%  of  total  revenue  this  year compared to 7% last year.   Revenue for  the
quarter ended January 31, 2004  grew  to  $211.6  million  compared  to  $189.3 million  for  the  prior year.  Same store sales for Bombay stores in existence
for more than one year  increased  1% for the quarter.   Revenue from non-store
activity was 8% of total revenue for  the fourth quarter compared to 6% for the corresponding period of the prior year.

   For the year, Internet and Mail Order annual revenues grew 44% to $29.8 million from $20.6 million last year as a result of strong Internet sales that offset an 11% decline in mail order. Bailey Street had strong revenue growth with annual revenue of $15.8 million compared to $8.4 million last year. All non-store operations contributed incrementally to bottom line profitability.
In general, new stores have performed well, and the Company is particularly pleased with the early results from its combination Bombay and BombayKIDS format which it plans to continue rolling out during 2004.

   For the quarter, gross margins declined to 31.7% of revenue from 34.5% of revenue as a result of more promotional selling during the holiday season.
Buying and occupancy costs, included in gross margins, declined slightly to 12.9% of revenue from 13.0% of revenue last year due to the higher revenue base. Selling, general and administrative costs were flat as a percentage of revenue.

   The Company ended the year with  no  debt  and  $25.6  million in cash.  The level of inventory increased to $138.9 million, which was slightly  higher than
expected.   Soft  sales  during  the  fourth  quarter  resulted  in higher than
anticipated  levels  of  merchandise, primarily relating to core product.   The
Company does not expect the  higher levels to have a significant adverse impact on margins going forward.


   James D. Carreker, Chairman  of  the  Board  and  Chief  Executive  Officer,
stated,  "The  Company  is  in  a  multi-phase  turnaround.   Phase  I  of  the
turnaround, which was characterized by double-digit same store sales increases, was completed during the third quarter of Fiscal 2003.  During this period, the
Company  focused on validating our position in the market place, reinvigorating same store  sales  growth, reclaiming market share and investing in the future.
During the fourth quarter  and especially during the Christmas season, our same store  sale growth was in line  with  sector  growth;  however,  we  were  more promotional  than  planned.  Decisions made earlier in the year with respect to inventory purchases  resulted  in  a  higher  level of promotional activity and
lower  realized  margins.   The  1%  same store sales  increase  also  made  it
difficult to leverage fixed costs throughout the organization.

   "As we enter the second phase of the  turnaround,  we expect our focus to be on  driving  profitable  sales  and improving profit flow-through,"  noted  Mr.
Carreker.   "We  have identified six  success  factors  that  are  critical  to
achieving our goal  of being a profitable, billion dollar company.   Long-term,
our goal is to grow same store sales in the mid-single digit range.  Initially, we expect lower same  store  sales  as we anniversary difficult comparisons and opt not to repeat promotions that drove  top  line  sales  but  did not deliver profits at acceptable rates.  We expect to continue the migration  of our store base  from  mall  to  off-mall,  thereby  reducing  fixed  costs  and improving profitability.  Bombay store count is expected to increase by approximately  5%
annually.   We  plan  to  continue  our  growth through other channels, such as
BombayKIDS.     We seek to expand our margins  through  improved  supply  chain
opportunities, better  systems and leveraging fixed costs.   Finally, we expect
to continue to make key  investments in infrastructure to enable us to meet the challenges that accompany growth."

   The Company's guidance for the first quarter is as follows:

        Total revenue  is  expected  to  be  in  the range of $125 to $130 million  with  same  store  sales targeted to be in  the  negative  mid single-digit range versus last year's first quarter same store increase
        of 25%.   During the quarter,  the  Company expects to close eleven and open seven new stores ending the quarter  with  464  stores compared to
        424 store at quarter-end last year.

        Gross margins are expected to be adversely impacted by negative same store sales, which will have the effect of deleveraging fixed logistics and store occupancy costs.

        Infrastructure investments made over the course of the Fiscal 2003
        are   being  annualized  in  Fiscal  2004.   In  addition,   continuing
        investments  in  marketing  and  the addition of 43 net new stores will result  in  increased pressure on expenses,  particularly  in  selling, general and administrative expenses.

        As a result, the Company expects the first quarter loss to be in the range of $.08 to $.11 per share compared to last year's $.04 loss.

   The Company's guidance with respect to Fiscal 2004 is as follows:

        Sales plan assumes flat  to  low  single-digit  same  store  sales increases.  Overall  sales  for  Fiscal 2004 are projected to be in the
        $685 to $700 million range, an increase  of  14% to 18% compared to the
        prior   fiscal  year.   Revenues  from  non-store  activity   including
        Internet,  Bailey  Street Trading Company, Mail Order and International
        are expected to range from approximately 9% to 13% of total revenues on a quarterly basis with an average of approximately 11% for the year.

        The Company expects to continue to grow its base of core Bombay stores by approximately 5%, with net growth of 20 to 25 stores during the year. It will continue to migrate the store base from mall to off-mall while closing approximately 35 to 40 stores with expiring leases.
        The Company currently plans to open 15 BombayKIDS stores during the year, which will bring the total BombayKIDS store count to 50 at the end of Fiscal 2004. Year-end store count is expected to be in the range of 506 to 511 stores.

        Gross  margins  as  a  percentage  of revenue are expected to show improvement  as  the Company focuses on driving  profitable  sales  and leveraging logistics costs.  The pace of improvement in occupancy costs as the Company moves  from mall to off-mall locations is expected to be slowed somewhat because of increases in occupancy costs associated with
        the  existing  store  base   and   relatively  flat  same  store  sales
        assumptions.

        Selling, general and administrative expenses as a percentage of revenue are expected to be slightly higher than last year as we annualize infrastructure investments begun during Fiscal 2003.

        Overall, annual earnings per share are expected to be in the $.36 to $.42 range for Fiscal 2004 compared to $.28 for Fiscal 2003.


   You are invited to listen to Bombay's conference call  with  management that will  be  conducted on Thursday, March 18, 2004 at 10:00 a.m. Central  Time  to
review the  fourth  quarter  and  year-end  results  as well as the outlook for
Fiscal 2004.  Interested parties should dial 212-271-4517  ten minutes prior to
the  start  time.   The call will also be broadcast live over the  internet  at
www.bombaycompany.com.   For  those  who  are  unable  to  listen  to  the live
broadcast, a telephone replay will be available for 72 hours beginning at 12:00
p.m. Central Time at 800-633-8284. The access code is 21185884.  The call  will also  be available for replay for 45 days on the investor relations page of the
Bombay website.

   The Bombay Company, Inc. designs, sources and markets a unique line of home accessories, wall d{e'}cor and furniture through 465 retail outlets, specialty catalogs and the internet in the U.S. and internationally.

   Any statements  in this press release that may be considered forward-looking statements are subject  to  risks  and  uncertainties  that  could cause actual results  to differ materially.  Such forward-looking statements  involve  known and unknown  risks,  uncertainties and other factors which may cause the actual results, performance or  achievements of the Company to be materially different from any future results, performance  or  achievements  expressed or implied by
such  forward-looking  statements.   Such  factors include, among  others,  the
following: downward pressure in retail due to  economic pessimism and declining consumer sentiment; competition; seasonality; success of operating initiatives;
new  product  development  and introduction schedules;  uninterrupted  flow  of product from overseas sources;  acceptance  of  new product offerings including children's merchandise; inherent safety of product  offerings;  advertising and
promotional   efforts;   adverse  publicity;  expansion  of  the  store  chain;
availability, locations and  terms  of  sites for store development; ability to renew leases on an economic basis; changes  in business strategy or development plans; availability and terms of borrowings or  capital for operating purposes;
labor and employee benefit costs; ability to obtain  insurance  at a reasonable cost;  reliance  on  technology;  security of the technological infrastructure;
changes in government or trade regulations including proposed duties on bedroom furniture imports from China; risks  associated  with  international  business;
potential  travel  or  import/export restrictions due to communicable diseases;
terrorism; war or threat  of  war;  regional  weather  conditions;  hiring  and retention  of  key  management  personnel  and  other  risks  and uncertainties contained  in  the Company's public announcements, reports to stockholders  and
SEC filings, including  but not limited to Reports on Forms 10-K, 8-K and 10-Q.
The Company undertakes no  obligation  to revise the forward-looking statements contained herein to reflect events or circumstances  after the date hereof as a result of new information, future events or otherwise.






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
                                            THE BOMBAY COMPANY, INC. AND SUBSIDIARIES

                                             CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (In thousands, except store counts and per share amounts)



                                                              THREE MONTHS ENDED               TWELVE MONTHS ENDED

                                                           JANUARY 31,     FEBRUARY 1,     JANUARY 31,    FEBRUARY 1,
                                                              2004            2003           2004            2003
Net revenue                                                $211,564        $189,264        $596,435       $494,000
Costs and expenses:
 Cost of sales, buying and store
     occupancy costs                                         144,414        123,998         421,322        349,599
 Selling, general & administrative expenses                   47,102         42,106         158,446        132,305

Operating income                                              20,048         23,160          16,667         12,096
  Interest income (expense) -net                               (207)             64           (445)            179
Income before income taxes                                    19,841         23,224          16,222         12,275
Provision for income taxes                                     7,701          9,383           6,271          5,058
Net income                                                   $12,140        $13,841          $9,951         $7,217

Net income per basic share                                     $0.34          $0.41           $0.29          $0.22
Net income per diluted share                                   $0.33          $0.41           $0.28          $0.22

Avg. common shares outstanding                                35,292         33,213          34,649         33,048
Avg. common shares outstanding and dilutive common shares
                                                              36,562          4,079          34,966         33,298

OTHER SELECTED FINANCIAL AND OPERATING DATA
Capital expenditures, net                                     $5,506         $1,836         $28,990         $9,935
Depreciation and amortization                                 $4,643         $4,586         $17,465        $15,483

Stores opened                                                     39              8              84             28
Stores converted                                                   -              -               4              2
Stores closed                                                     17             15              35             25

Store composition:
Large format                                                     365            334
Regular stores                                                    25             37
Outlet                                                            46             46
KIDS                                                              35              5
Total                                                            471            422
Square footage (in thousands)                                  1,847          1,578   (17% increase)

                                           THE BOMBAY COMPANY, INC. AND SUBSIDIARIES
                                               CONSOLIDATED BALANCE SHEETS
                                                (Dollars in thousands)

                                                             JANUARY 31,             FEBRUARY 1,
                                                               2004                    2003
ASSETS
Current assets:
   Cash and short-term investments                           $ 25,619                $ 56,608
   Inventories                                                138,908                 102,768
   Other current assets                                        26,012                  21,123

Total current assets                                          190,539                 180,499

Property and equipment, net                                    68,107                  45,301
Goodwill, net                                                     423                     423
Other assets                                                    5,864                   9,966

TOTAL ASSETS                                                 $264,933                $236,189

LIABILITIES & STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses                      $ 36,206                $ 37,202
   Income taxes payable                                         1,103                   6,673
  Accrued insurance                                             2,872                   3,609
  Accrued payroll and bonuses                                   8,019                   7,192
  Gift certificates redeemable                                  7,129                   5,923

   Total current liabilities                                   55,329                  60,599

Accrued rent and other liabilities                             18,217                   6,182

Stockholders' equity:
   Preferred stock                                                  0                       0
   Common stock                                                38,150                  38,150
   Additional paid-in capital                                  79,210                  75,446
   Retained earnings                                           86,312                  76,361
   Accumulated other comprehensive income (loss)                  122                 (1,394)
   Treasury stock                                            (11,555)                (18,918)
   Deferred compensation                                        (852)                   (237)

   Total stockholders' equity                                 191,387                 169,408

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY
                                                             $264,933                $236,189
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